Exhibit 99.2

SHARE CERTIFICATE INSTRUCTION LETTER

Bioptix, Inc.
1775 38th Street
Boulder, CO 80301

The Board of Directors and shareholders of Bioptix, Inc., formerly known as Venaxis, Inc. (the "Company"), approved an amendment to the Company's Articles of Incorporation, as amended, to change the Company's name to Bioptix, Inc. (the "Name Change").   The effective date of the Name Change was November 30, 2016, when the Amendment to the Articles of Incorporation, as amended, was filed with the Colorado Secretary of State.

To the extent you hold shares of the Company in certificated form, this Name Change is a NON-mandatory exchange.  However, prior to any trading activity, you may wish to exchange your old certificate(s) for a new certificate(s) reflecting the Name Change.  If so, please complete the following and forward it attached to your certificate(s) to Corporate Stock Transfer, Inc. at the address below:

Corporate Stock Transfer, Inc.
3200 Cherry Creek Drive South, Ste. 430
Denver, CO  80209
T: 303-282-4800 Fax: 303-282-5800

We recommend that you send your certificate(s) via certified mail. There is a transfer fee of $35.00 (U.S.) plus a $7.00 (U.S.) certified mail fee to forward the new certificate back to you if you reside in the United States, for a total of $42.00 (U.S.).  If you are a "foreign" shareholder, we recommend including a PRE-PAID overnight courier airbill for sending the new certificate(s) back to you by overnight courier, plus the $35.00 transfer fee.  Please include the $42.00 fee for U.S. or $35.00 and a pre-paid courier airbill for foreign status, made payable to Corporate Stock Transfer, Inc. with your paperwork.

1)	Name/ Address:	2)	Certificate #	Shares

A) Social Security or Tax ID Number:
B) Phone number (for transmittal purposes only):
C) Email contact (for transmittal purposes only):
D) Payment by Check (please provide check number and amount):

3)	SPECIAL MAILING INSTRUCTIONS:
To: (name/address):

INSTRUCTIONS:
1)	Enter your current address and indicate if this is a change of address.
2)	Enter your certificate number(s) and corresponding number of shares represented by each certificate. Please provide phone/email contact and appropriate funds for transfer fees.
3)
Indicate the address to which you desire the replacement certificate(s) mailed.  (Note: Please do not complete this section if you wish to have the certificate(s) returned to your present address as indicated in Section 1 above).

4)	There is no need to endorse your certificate(s), as there will be no change in registration.
5)	Include your payment for transfer/mailing fees, made payable to Corporate Stock Transfer, Inc.